Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

June 26, 2020

Xylem Inc.

1 International Drive

Rye Brook, New York 10573

Re:	Xylem Inc.

Registration Statement on Form S-3 (File No. 333-239370)

Ladies and Gentlemen:

We have acted as counsel to Xylem Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-239370 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the preliminary prospectus supplement, dated June 24, 2020, filed with the Commission on June 24, 2020 pursuant to Rule 424(b) of the Securities Act (the “Preliminary Prospectus Supplement”), the final prospectus supplement, dated June 24, 2020, filed with the Commission on June 26, 2020 pursuant to Rule 424(b) of the Securities Act (the “Final Prospectus Supplement” and, collectively with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) and the offering by the Company pursuant thereto of $500,000,000 principal amount of the Company’s 1.950% Senior Notes due 2028 (the “2028 Notes”) and $500,000,000 principal amount of the Company’s 2.250% Senior Notes due 2031 (together with the 2028 Notes, the “Notes”).

The Notes have been issued pursuant to the Indenture, dated as of March 11, 2016 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as modified by Supplemental Indenture No. 1, dated as of March 11, 2016 (the “First Supplemental Indenture”), and as further modified in respect of the Notes by the Supplemental Indenture No. 4, dated June 26, 2020, relating to the Notes (the “Fourth Supplemental Indenture”, and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the First Supplemental Indenture, the Fourth Supplemental Indenture, and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed, without

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New York  • Orange County  • Palo Alto  • Paris  • San Francisco  • São Paulo  • Singapore  • Washington, D.C.

Xylem Inc.

June 26, 2020

independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, assuming the Company is validly existing and has all requisite power to execute, deliver and perform its obligations under, and has duly executed and delivered, the Base Indenture, the First Supplemental Indenture and the Fourth Supplemental Indenture and the certificates evidencing the global Notes (collectively, the “Specified Note Documents”), and the Trustee has duly authorized and validly executed and delivered the Specified Note Documents, and the Notes have been authenticated in accordance with the terms of the Indenture, the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public

Xylem Inc.

June 26, 2020

policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party, (iii) any waiver of the right to jury trial or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” and “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP